As filed with the Securities and Exchange Commission on July 1, 2021

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-1983744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9201 West Broadway Avenue, Suite 650

Minneapolis, MN 55445

(Address of Principal Executive Offices, including zip code)

2001 Stock Incentive Plan

2021 Equity Incentive Plan

Non-Plan Stock Option Agreements

2021 Employee Stock Purchase Plan

(Full title of the Plans)

Nadim Yared

President and Chief Executive Officer

CVRx, Inc.

9210 West Broadway Avenue, Suite 650

Minneapolis, MN 55445

(Name and address of agent for service)

(763) 416-2840

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2001 Stock Incentive Plan Common stock, par value $0.01 per share	1,989,853 (2)	$3.73 (6)	$7,434,404.74	$809.76
2021 Equity Incentive Plan Common stock, par value $0.01 per share	2,455,227 (3)	$27.00 (7)	$66,291,129.00	$7,232.37
Non-Plan Stock Option Agreements Common stock, par value $0.01 per share	9,993 (4)	$2.02 (8)	$20,185.86	$2.21
Employee Stock Purchase Plan Common stock, par value $0.01 per share	278,170 (5)	$27.00 (7)	$7,510,590.00	$819.41
(1)	In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers any additional shares of Common Stock that become issuable under the 2001 Stock Incentive Plan (the “2001 Plan”), 2021 Equity Incentive Plan (the “2021 Plan”), the non-plan stock option agreements (the “Non-Plan Options”) and the Employee Stock Purchase Plan (the “ESPP”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.
(2)	Represents 1,989,853 shares of Common Stock issuable upon exercise of outstanding stock options under the 2001 Plan as of July 1, 2021. To the extent outstanding awards under the 2001 Plan expire, are cancelled or forfeited, are settled for cash or otherwise do not result in the issuance of all of the shares subject to the award, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 3 below.
(3)	Represents 2,455,227 shares of Common Stock authorized for issuance under the 2021 Plan, which number consists of (a) 1,854,490 shares of Common Stock initially available for issuance under the 2021 Plan and (b) an additional 600,737 shares of Common Stock previously reserved but unissued under the 2001 Plan. To the extent outstanding awards under the 2001 Plan expire, are cancelled or forfeited, are settled for cash or otherwise do not result in the issuance of all of the shares subject to the award, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan.
(4)	Represents 9,993 shares of Common Stock issuable upon exercise of outstanding Non-Plan Options as of July 1, 2021.
(5)	Represents 278,170 shares of Common Stock authorized for future issuance under the ESPP.
(6)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.73 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2001 Plan.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $27.00, the average of the high and low price of the registrant’s common stock on June 30, 2021, as reported on the Nasdaq Stock Market.
(8)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.02 per share (rounded up to the nearest cent) for outstanding stock options granted under the Non-Plan Options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by CVRx, Inc. (the “Registrant”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Registrant’s prospectus filed with the Commission on July 1, 2021 pursuant to Rule 424(b) under the Securities Act, in connection with the Registration Statement on Form S-1, as amended (File No. 333-256800); and
(b)	the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A12B (File No. 001-40545), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act, on June 25, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation that will be effective upon the closing of the initial public offering contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon the closing of the initial public offering will provide that the Registrant is required to indemnify the Registrant’s directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also will provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. The Registrant has entered and expects to continue to enter into agreements to indemnify the Registrant’s directors, executive officers and other employees as determined by the Registrant’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon the closing of this offering may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1(1)	Twelfth Amended and Restated Certificate of Incorporation, as currently in effect.
3.2(2)	Certificate of Amendment to the Twelfth Amended and Restated Certificate of Incorporation, dated June 22, 2021.
3.3(2)	Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of the initial public offering.
3.4(1)	Amended and Restated Bylaws, as amended, as currently in effect.
3.5(2)	Form of Amended and Restated Bylaws to be in effect upon the closing of the initial public offering.
4.1(2)	Form of Common Stock Certificate.
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.
10.1*	2001 Stock Incentive Plan, as amended and restated.
10.2*	Form of Stock Option Agreement (Employees/Officers) pursuant to 2001 Stock Incentive Plan.
10.3*	Form of Stock Option Agreement (Non-Employee Directors) pursuant to 2001 Stock Incentive Plan.
10.4(2)	2021 Equity Incentive Plan.

10.5*	Form of Stock Option Agreement (Employees/Officers) pursuant to 2001 Equity Incentive Plan.
10.6*	Form of Stock Option Agreement (Non-Employee Directors) pursuant to 2021 Equity Incentive Plan.
10.7*	Form of Non-Plan Stock Option Agreement.
10.8(2)	Employee Stock Purchase Plan.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

* Filed herewith.

(1) Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-256800) filed with the Commission on June 4, 2021.

(2) Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-256800) filed with the Commission on June 23, 2021.

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on July 1, 2021.

CVRx, INC.

By:	/s/ Nadim Yared
Nadim Yared
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of CVRx, Inc., hereby severally constitute and appoint Nadim Yared and Jared Oasheim, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Nadim Yared	President and Chief Executive Officer	July 1, 2021
Nadim Yared	(Principal Executive Officer)

/s/ Jared Oasheim	Chief Financial Officer	July 1, 2021
Jared Oasheim	(Principal Financial and Accounting Officer)

/s/ Ali Behbahani	Director	July 1, 2021
Ali Behbahani, M.D.

/s/ Mudit K. Jain	Director	July 1, 2021
Mudit K. Jain, Ph.D

/s/ John M. Nehra	Director	July 1, 2021
John M. Nehra

/s/ Kirk Nielsen	Director	July 1, 2021
Kirk Nielsen

/s/ Geoff Pardo	Director	July 1, 2021
Geoff Pardo

/s/ Joseph Slattery	Director	July 1, 2021
Joseph Slattery

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